Exhibit 10.9

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT (the “Agreement”) made as of October 18, 2012, by HILL INTERNATIONAL, INC., a Delaware company (the “Grantor”) in favor of OBSIDIAN AGENCY SERVICES, INC., as Administrative Agent (in such capacity, “Grantee”).

W I T N E S S E T H

WHEREAS, Grantor and Grantee are parties to that certain Credit Agreement, dated October 18, 2012, among Grantor as Borrower, Grantee and the Lenders party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Grantor and Grantee are parties to that certain Guarantee and Collateral Agreement, dated October 18], 2012 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), pursuant to which, among other things, Grantor granted to the Grantee a lien on and security interest in substantially all of its assets, including Trademark Collateral (as defined below); and

WHEREAS, Grantor and Grantee wish to execute this agreement evidencing, providing for and reconfirming the granting of such security interest in the Trademark Collateral, which such agreement may be and is intended by the parties to be filed with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

1. Incorporation of Credit Agreement and Collateral Agreement. The Credit Agreement and Collateral Agreement and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference thereto. All terms capitalized but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

2. Grant of Security Interests. To secure the payment and performance of the Obligations, and without limiting any other grant of any security interest or lien in any assets of Grantor provided for or created under any other Loan Document, Grantor hereby grants to Grantee, for its benefit and the benefit of its affiliates, and hereby reaffirms its grant pursuant to the Collateral Agreement of, a continuing lien and security interest in Grantor’s entire right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter created, acquired or arising:

(i) each Trademark listed on Schedule 1 annexed hereto, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(ii) all products and proceeds of the foregoing, including without limitation, any claim by Grantor against third parties for past, present or future (a) infringement or dilution of any Trademark, or (b) injury to the goodwill associated with any Trademark.

3. Remedies. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, in addition to all other rights, options and remedies granted to Grantee under the Credit Agreement and the Collateral Agreement, Grantee may pursue any rights and remedies provided by applicable law or the Uniform Commercial Code.

4. Governing Law. THIS AGREEMENT AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

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IN WITNESS WHEREOF, Grantor has duly executed this Agreement as of the date first written above.

HILL INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

Agreed and Accepted

As of the Date First Written Above

OBSIDIAN AGENCY SERVICES, INC., as Administrative Agent

By:	/s/ Mark Holdsworth
Name:	Mark Holdsworth
Title:	Managing Partner